Exhibit 99.1

Community West Bancshares Reports Fourth Quarter and Year End Results

GOLETA, Calif.--(BUSINESS WIRE)--February 1, 2012--Community West Bancshares (“Community West”), (NASDAQ: CWBC), parent company of Community West Bank, today reported a loss of $8.6 million in the fourth quarter ended December 31, 2011 (4Q11) compared to net income of $1.1 million in the fourth quarter a year ago (4Q10). Quarter over quarter results were significantly impacted by a $6.7 million valuation allowance against net deferred tax assets and a loan loss provision in 4Q11 of $5.9 million as compared to $1.3 million in 4Q10. For the full year, Community West had a net loss of $10.5 million compared to net income of $2.1 million in 2010. The loan loss provision for 2011 was $14.6 million compared to $8.7 million in 2010.

“In the fourth quarter, we improved our core business by continuing to change the composition of our deposit portfolio, increasing core deposit balances, while effectively managing controllable operating expenses,” stated Martin E. Plourd, President and Chief Executive Officer. “While we are pleased with the progress in all of these areas during the quarter, the continuing high level of non-performing assets and related credit costs have adversely affected our operating results, leading us to conclude that recording a valuation allowance for the deferred tax asset was appropriate at this time. This is a timing, non-cash item, and can be recovered when the Company achieves profits which offset the tax timing differences. Improving our asset quality through aggressive management of our problem assets remains the primary focus for Community West.”

4Q11 Financial Highlights

  Net interest margin was 4.84% in 4Q11, a 46 basis point improvement compared to 3Q11 and a 27 basis point improvement compared to 4Q10. This is primarily due to reversals of loans previously on nonaccrual.
  Core deposits increased by 12.7% compared to a year ago, and now comprise 70.2% of total deposits.
  Nonaccrual loans were $28.7 million, or 5.23% of total loans at December 31, 2011 compared to $36.6 million, or 6.50% of total loans at September 30, 2011.
  The total allowance for loan losses equaled 3.24% of total loans held for investment at December 31, 2011 compared to 2.94% at September 30, 2011 and 2.60% at December 31, 2010.
  Community West Bank’s Total risk-based capital ratio was 11.80%, Tier 1 risk-based capital ratio was 10.53% and Tier 1 leverage ratio was 8.26% at December 31, 2011.

Including $262,000 of preferred stock dividends, the net loss applicable to common stockholders was $8.8 million, or $1.47 per diluted share, in 4Q11 compared to net income applicable to common stockholders of $795,000, or $0.11 per diluted share, in 4Q10. In 2011, including $1.0 million in preferred stock dividends, the net loss applicable to common stockholders was $11.5 million, or $1.93 per diluted share, compared to net income applicable to common stockholders of $1.0 million, or $0.18 per diluted common share, in 2010.

The $6.7 million non-cash provision for deferred income taxes resulted from a valuation adjustment to net deferred tax assets. The deferred tax asset represents timing differences in the recognition of certain tax benefits for accounting and income tax purposes, including the expected value of future tax savings that will be available to Community West to offset future taxable income through the carryforward of net operating losses. In future periods, Community West may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax deductions. In that event, Community West would be able to reduce its future tax liability and recognize an income tax benefit within the income statement to the extent of the tax effect of those deductions.

Credit Quality

Nonaccrual loans totaled $28.7 million, or 5.23% of total loans at December 31, 2011 compared to $36.6 million, or 6.50% of total loans at September 30, 2011 and $12.7 million, or 2.13% of total loans at December 31, 2010. Nonaccrual loans as a percentage of total common equity were 80.6% at December 31, 2011 compared to 82.6% at September 30, 2011 and 27.1% at December 31, 2010.

Of the $28.7 million in nonaccrual loans, $21.6 million, or 75.2% were real estate loans, $1.7 million, or 5.8% were SBA loans, $3.4 million, or 11.8% were manufactured housing loans, $2.0 million, or 7.1% were commercial loans and $29,000, or 0.1% were other installment loans.

Net real estate owned (REO), after subtracting the SBA guarantee, and repossessed assets totaled $5.6 million at December 31, 2011 compared to $4.8 million three months earlier and $6.8 million a year ago.

Nonaccrual loans plus net REO and repossessed assets totaled $34.3 million, or 5.41% of total assets, at year end compared to $41.4 million, or 6.44% of total assets, three months earlier and $19.4 million, or 2.91% of total assets, a year ago. Net charge-offs totaled $4.9 million in 4Q11 compared to $5.5 million in 3Q11 and $1.4 million in 4Q10.

Community West’s loan loss provision was $5.9 million in 4Q11 compared to $4.5 million in 3Q11 and $1.3 million in 4Q10. In 2011, the loan loss provision was $14.6 million compared to $8.7 million in 2010. The allowance for loan losses totaled $15.3 million at year-end, equal to 3.24% of total loans held for investment, compared to 2.94% at September 30, 2011 and 2.60% a year ago.

Income Statement Review

Net interest income was $7.3 million in 4Q11 compared to $7.4 million in 4Q10. In 2011, net interest income was $28.3 million compared to $29.3 million in 2010. Partly because Community West grew its non-interest bearing deposit account balances close to 40% during the last 12 months, its net interest margin increased 27 basis points to 4.84% in 4Q11 compared to 4Q10. In 2011, the net interest margin was 4.58% compared to 4.50% in 2010.

Due to the continued decline in loan originations and associated fees, as well as a decline in referral fees received on SBA 504 loans, non-interest income was $790,000 in 4Q11 compared to $1.2 million in 4Q10. In 2011, non-interest income was $3.1 million compared to $4.0 million in 2010.

“While charges related to losses and writedowns of foreclosed real estate and repossessed assets were lower than in the preceding quarter, they continue to remain high. We expect collection expenses and costs associated with real estate to remain elevated as we work down our inventory of nonperforming assets,” said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. Non-interest expenses were $5.3 million in 4Q11 compared to $7.0 million in 3Q11 and $5.6 million in 3Q10. In 2011, non-interest expenses were $23.2 million compared to $21.0 million in 2010.

Balance Sheet

Net loans were $532.7 million at December 31, 2011 compared to $580.6 million at December 31, 2010. Commercial real estate loans outstanding were down slightly from year ago levels to $168.8 million at December 31, 2011 and comprise 30.8% of the total loan portfolio. Manufactured housing loans were down 2.7% from year ago levels to $189.3 million and represent 34.6% of total loans. Commercial loans were down 26.7% compared to a year ago and represent 7.7% of the total loan portfolio and SBA loans decreased 13.2% from a year ago and now represent 20.4% of the total loan portfolio.

“While total deposit balances have declined, core deposit balances have increased $40.6 million year-over-year and now comprise 70.2% of total deposits,” said Baltuskonis. “We will continue to focus on growing core deposit balances while letting certain certificates of deposit run off.” Total deposits were $511.3 million at December 31, 2011 compared to $529.9 million a year earlier.

Non-interest-bearing accounts increased 39.5% to $49.9 million at December 31, 2011 compared to $35.8 million a year ago. Interest-bearing accounts increased 10.4% to $289.8 million at year-end compared to $262.4 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts and savings accounts, increased 12.7% to $359.1 million at December 31, 2011 compared to $318.6 million a year earlier while certificates of deposit decreased 28.0% over the year to $152.1 million compared to $211.3 million a year ago.

Total assets were $633.3 million at year-end compared to $667.6 million a year earlier. Stockholders’ equity was $50.6 million at year-end compared to $61.6 million a year earlier and book value per common share was $5.94 at year-end compared to $7.92 at the end of 2010.

Recent Developments

On January 26, 2012, the Board of Directors of the Bank signed a Consent Agreement (Agreement) with the Office of the Comptroller of the Currency (OCC), its primary regulator. The Agreement includes, among other things, the following requirements:

  Achieving and maintaining a Tier 1 Leverage Capital ratio of 9% and Total Risk-Based Capital ratio of 12%;
  Writing a 3-year strategic plan, which would incorporate the capital component;
  Continue to improve on the Bank’s credit quality and administration thereof, including the monitoring of problem assets and the allowance for loan losses;
  Continue to adhere to and implement the Bank’s liquidity risk management program.

“Since the appointment of our new Chief Executive Officer and Chief Credit Officer we have maintained an intense focus on addressing the areas of concern that have been raised by our regulators as part of our ongoing efforts to strengthen our operations,” said Robert Bartlein, Chairman of Community West Bank. “As a result, many of the prudent actions required in the Agreement have been addressed, or will be addressed in the near future. We will continue to work closely with the OCC to ensure that Community West Bank meets the highest standards of strength, security and performance.”

Community West Bank has made considerable progress in many of the areas and issues raised in the Agreement. To date, the Bank has:

  Developed a strategy to enhance capital ratios for the Bank;
  Expanded and enhanced Board membership and supervision of management, policies and objectives;
  Developed and implemented an asset disposition plan for classified assets to reduce nonperforming loans through collection and negotiations with delinquent borrowers, and to document the improved methodology of its loan loss reserve policy. As a result nonaccrual loans were reduced 21.8% at December 31, 2011 compared to September 30, 2011;
  Developed a plan to systematically diversify its loan portfolio;
  Developed a plan to systematically diversify the deposit base and reduce reliance on non-core funding. As a result core deposits increased 12.7% at December 31, 2011 compared to December 31, 2010;
  Ensured that the senior management team has the talent and expertise needed to implement this strategic realignment and determined a means to retain and recruit seasoned professionals, as necessary; and
  Developed a plan to return the Bank to profitable operations.

“As we move forward with this Agreement, we will continue to act aggressively on our core banking strategy to strengthen our balance sheet, align our operations with the current market environment and restore the Bank to profitability,” said Martin Plourd, President and CEO. “To date, we have begun to orderly reduce our asset size to address our capital ratio requirement and have taken steps to diversify our loan portfolio in a systematic fashion. At the same time, we are continuing to increase our loan loss reserves prudently while building our core deposit base and diversifying our sources of stable funding.”

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Interest income
Loans	$9,026	$8,500	$9,559	$35,435	$37,809
Investment securities and other	252	268	303	1,077	1,425
Total interest income	9,278	8,768	9,862	36,512	39,234
Interest expense
Deposits	1,395	1,414	1,768	5,951	7,597
Other borrowings and convertible debentures	555	575	651	2,299	2,360
Total interest expense	1,950	1,989	2,419	8,250	9,957
Net interest income	7,328	6,779	7,443	28,262	29,277
Provision for loan losses	5,940	4,511	1,279	14,591	8,743
Net interest income after
provision for loan losses	1,388	2,268	6,164	13,671	20,534
Non-interest income
Other loan fees	394	345	598	1,380	1,965
Other	396	456	622	1,764	2,050
Total non-interest income	790	801	1,220	3,144	4,015
Non-interest expenses
Salaries and employee benefits	2,921	3,079	3,048	11,816	11,823
Occupancy and equipment expenses	483	487	497	1,969	2,005
FDIC assessment	216	217	302	957	1,210
Professional services	301	306	188	1,058	817
Loss on sale and write-down of foreclosed real estate
and repossessed assets	514	1,361	457	2,533	1,151
Other operating expenses	879	1,535	1,096	4,890	3,985
Total non-interest expenses	5,314	6,985	5,588	23,223	20,991
Income (loss) before income taxes	(3,136)	(3,916)	1,796	(6,408)	3,558
Provision for income taxes	5,417	(1,609)	739	4,077	1,467

NET INCOME (LOSS)	$(8,553)	$(2,307)	$1,057	$(10,485)	$2,091

Preferred stock dividends	262	261	262	1,047	1,047

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS
	$(8,815)	$(2,568)	$795	$(11,532)	$1,044

Earnings (loss) per common share:
Basic	$(1.47)	$(0.43)	$0.13	$(1.93)	$0.18
Diluted	$(1.47)	$(0.43)	$0.11	$(1.93)	$0.18

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	December 31,	September 30,	December 31,
	2011	2011	2010

Cash and cash equivalents	$22,679	$11,127	$6,226
Interest-earning deposits in other financial institutions	240	240	290
Investment securities	38,923	39,640	40,235
Loans:
Commercial	42,058	47,252	57,369
Commercial real estate	168,812	172,211	173,906
SBA	111,786	119,750	128,721
Manufactured housing	189,331	190,699	194,682
Single family real estate	11,789	11,158	13,739
HELOC	20,719	20,555	20,273
Consumer	312	566	379
Mortgage loans held for sale	3,179	1,912	4,865
Total loans	547,986	564,103	593,934

Loans, net
Held for sale	77,303	79,265	82,320
Held for investment	470,683	484,838	511,614
Less: Allowance	(15,270)	(14,249)	(13,302)
Net held for investment	455,413	470,589	498,312
NET LOANS	532,716	549,854	580,632

Other assets	38,790	42,295	40,221

TOTAL ASSETS	$633,348	$643,156	$667,604

Deposits
Non-interest-bearing	$49,894	$50,716	$35,767
Interest-bearing	289,796	282,745	262,431
Savings	19,429	20,189	20,371
CDs over 100K	128,254	123,379	163,118
CDs under 100K	23,889	30,507	48,206
Total Deposits	511,262	507,536	529,893
Other borrowings	68,852	72,852	72,081
Other liabilities	2,608	3,399	3,988
TOTAL LIABILITIES	582,722	583,787	605,962

Stockholders' equity	50,626	59,369	61,642

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$633,348	$643,156	$667,604

Shares outstanding	5,990	5,990	5,916

Book value per common share	$5.94	$7.41	$7.92

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
PERFORMANCE MEASURES AND RATIOS	Dec. 31, 2011	Sep. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Return on average common equity	-77.06%	-19.58%	8.98%	-22.39%	4.50%
Return on average assets	-5.36%	-1.43%	0.63%	-1.60%	0.31%
Efficiency ratio	65.46%	92.15%	64.50%	73.94%	63.05%
Net interest margin	4.84%	4.38%	4.57%	4.58%	4.50%

	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
AVERAGE BALANCES	Dec. 31, 2011	Sep. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Average assets	$637,790	$646,336	$676,475	$653,822	$676,776
Average earning assets	600,180	614,417	646,180	617,042	650,448
Average total loans	554,759	567,149	599,071	570,684	603,141
Average deposits	512,661	509,667	535,258	519,772	537,454
Average equity (including preferred stock)	59,428	62,104	61,837	61,759	61,132
Average common equity (excluding preferred stock)	44,397	47,140	47,074	46,828	46,464

EQUITY ANALYSIS	Dec. 31, 2011	Sep. 30, 2011	Dec. 31, 2010
Total equity	$50,626	$59,369	$61,642
Less: senior preferred stock	15,074	15,007	14,807
Total common equity	$35,552	$44,362	$46,835

Common stock outstanding	5,990	5,990	5,916
Book value per common share	$5.94	$7.41	$7.92

ASSET QUALITY	Dec. 31, 2011	Sep. 30, 2011	Dec. 31, 2010
Nonaccrual loans	$28,670	$36,642	$12,671
Nonaccrual loans/total loans	5.23%	6.50%	2.13%
REO and repossessed assets	$6,701	$6,427	$8,478
Less: SBA-guaranteed amounts	1,099	1,662	$1,725

Net REO and repossessed assets	$5,602	$4,765	$6,753
Nonaccrual loans plus net REO	34,272	41,407	$19,424
Nonaccrual loans plus net REO/total assets	5.41%	6.44%	2.91%
Nonaccrual loans/total common equity	80.64%	82.60%	27.05%
Net loan charge-offs in the quarter	$4,919	$5,499	$1,372
Net charge-offs in the quarter/total loans	0.90%	0.97%	0.23%

Allowance for loan losses	$15,270	$14,249	$13,302
Plus: Reserve for undisbursed loan commitments	356	591	194
Total allowance for credit losses	$15,626	$14,840	$13,496
Total allowance for loan losses/total loans held for investment	3.24%	2.94%	2.60%
Total allowance for loan losses/nonperforming loans	53.26%	38.89%	104.98%

Community West Bancshares
Tier 1 leverage ratio	7.91%	9.15%	9.08%
Tier 1 risk-based capital ratio	10.08%	11.50%	11.40%
Total risk-based capital ratio	12.92%	14.30%	14.16%

Community West Bank
Tier 1 leverage ratio	8.26%	9.45%	9.24%
Tier 1 risk-based capital ratio	10.53%	11.88%	11.61%
Total risk-based capital ratio	11.80%	13.15%	12.87%

INTEREST SPREAD ANALYSIS	Dec. 31, 2011	Sep. 30, 2011	Dec. 31, 2010
Yield on interest-bearing deposits	1.20%	1.22%	1.42%
Yield on total loans	6.45%	5.95%	6.33%
Yield on investments	2.24%	2.30%	2.60%
Yield on earning assets	6.13%	5.66%	6.06%

Cost of deposits	1.08%	1.10%	1.31%
Cost of FHLB advances	2.39%	2.43%	2.75%
Cost of interest-bearing liabilities	1.46%	1.49%	1.68%

CONTACT:
Community West Bancshares
Charles G. Baltuskonis, EVP & CFO
805-692-5821
www.communitywestbank.com